Exhibit 99.1

The following is a response to a Compact.de petition:

Q: Please find attached a Campact petition addressed to you on the subject of “Stop the Monsanto Deal” that has been signed by 152,783 citizens since May 24, 2016. We would be delighted to receive a statement from you that we will make available to those who have signed. Please write to [email address]. If you have any questions you are also very welcome to contact us by phone on [phone number].

A: Thank you for your e-mail. We would like to acknowledge the receipt of your petition and would like to respond to your request for a statement on the planned acquisition of Monsanto by Bayer AG as follows:

The agricultural industry is facing one of the biggest challenges of our time:

How can we feed an additional three billion people in the world in 2050? This number represents about six times the population of Europe today.

At Bayer we want to help to tackle some of society’s major challenges. To do this, we develop science-driven innovations and are committed to our social responsibility.

We are committed to enabling farmers to sustainably produce enough healthy, safe and affordable food capable of feeding the world’s growing population. The complex challenge of operating in a resource-constrained world with increasing climate volatility means there is a clear need for more innovative solutions. We are thus focusing on integrated offerings that combine seeds, crop protection and digital services.

By this means we want to support farmers of all sizes worldwide in further increasing agricultural productivity and, at the same time, conserving natural resources — both are absolutely essential in our opinion and must go hand in hand. If we achieve this, it will mean added value both for our customers, the farmers, and for society as a whole.

Competition in the agricultural industry will continue to be fierce in the future. Farmers will continue to be able to choose between various alternative offers.

We’ve made the first step by announcing an offer to acquire Monsanto and have just started this process. We have set up a website — www.advancingtogether.com — to keep you updated and informed along the way. Please do not hesitate to contact us if you have any additional questions.

Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Information

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”).  This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto.  No tender offer for the shares of Monsanto has commenced at this time.  At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer.  Any definitive tender offer documents will be mailed to the stockholders of Monsanto.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov.